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                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Bowater Incorporated:



We consent to incorporation by reference in the Registration Statement
(No. 2-92899, No. 2-92900, No. 33-7468, No. 33-16277, No. 33-22297,
No. 33-25166, No. 33-44887 and No. 33-50152) on Form S-8 and (No. 33-2444)
on Form S-1 of our reports dated February 11, 1994, relating to the consolidated balance sheets of Bowater Incorporated and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, capital accounts, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1993, which reports appear or are incorporated by reference in the December 31, 1993 annual report on Form 10-K of Bowater Incorporated.


                                           KPMG Peat Marwick

Greenville, South Carolina
March 31, 1994